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                      March 11, 2021

       Paul A. Rode
       Chief Financial Officer and Treasurer
       BellRing Brands, Inc.
       2503 S. Hanley Road
       St. Louis, Missouri 63144

                                                        Re: BellRing Brands,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed November 20,
2020
                                                            File No. 001-39093

       Dear Mr. Rode:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing